Exhibit 10.3

Execution Copy

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on this 22 of March, 2023 by and between SciSparc Nutraceuticals Inc., whose address is 1007 N. Orange St., Wilmington, Delaware 19801 (the “Company”) and Jeffs’ Brands Ltd., company number 516356763 (the “Consultant”) (each, a “Party”, and collectively, the “Parties”).

WHEREAS:	the Company wishes the Consultant to provide the Company with certain services relating to the management and maintenance of the brand “Wellution”, an Amazon.com account and food supplements and cosmetics brand manufacturing hemp-based products (the “Business” and the “Products”, respectively) and the Consultant wishes to render such services to the Company;

WHEREAS:	Jeffs’ Brands Holdings Inc., a wholly-owned subsidiary of the Consultant (the “Purchaser”) is the holder of 57 shares of common stock, par value $0.01 per share of the Company (the “Purchaser Shares”); and

WHEREAS:	the Company and the Consultant desire to regulate their relationship in accordance to the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	The Services

1.1.	The Company hereby engages the Consultant as an independent consultant and the Consultant hereby agrees to serve as a consultant to the Company and provide the services specified in Schedule A attached hereto (the “Services”). The engagement hereunder shall commence on and be effective as of February 15, 2023 (the “Effective Date”).

1.2.	The Consultant shall reasonably cooperate on an ongoing basis with the Company as determined by the Company from time to time; the person within the Company who shall be in charge of the engagement of the Consultant shall be the Chairman of the Board of Directors such other person as determined by the Company from time to time. The Consultant shall ensure that each employee, consultant, manager or any other representative of the Consultant who are responsible for performing the Services hereunder (the “Consultant’s Representatives”), shall be aware of all the obligations and liabilities of the Consultant hereunder. Any breach of this Agreement by the Consultant’s Representatives shall be deemed a breach by the Consultant. The Consultant shall be liable towards the Company for any breach by the Consultants’ Representatives of any of its obligations or breaches under this Agreement and for any other liability of the Consultants’ Representatives hereunder.

1.3.	The Consultant shall devote all the necessary time in performing its duties and responsibilities under this Agreement, as shall be reasonably required by the Company.

1.4.	The Consultant agrees to and to cause the Consultants’ Representatives to perform its duties described herein in a faithful, diligent and professional manner.

1.5.	The Consultant shall be responsible for maintaining, at the Consultant’s own expense, a place of work, any equipment and supplies necessary for the performance of the Services.

1.6.	Nothing in this Agreement shall be interpreted as preventing or restricting the Company from obtaining or seeking from any other person services of the same nature as the Services, or otherwise from performing or seeking to perform any action or operation. Nothing in this Agreement shall be interpreted as preventing or restricting the Consultant from supplying services to any third party, as long as such services to third parties (i) do not conflict with any obligation or undertaking of the Consultant hereunder, and (ii) do not interfere with the performance of or restrict the ability of the Consultant to perform the Services hereunder.

2.	Term and Termination

2.1.	This Agreement shall commence upon the Effective Date and shall continue until terminated pursuant to Section 2.2 below.

2.2.	Notwithstanding the above, this Agreement may be terminated at any time by the Consultant or by the Company by giving the other party 30 days’ advance notice in writing (the “Notice Period”), provided that the Company may terminate this Agreement forthwith for Cause (as defined herein) without advance notice. A termination for “Cause” is a termination due to: (i) the Consultant’s Representatives’ conviction or indictment of any felony; (ii) a material breach of any provision of this Agreement or its exhibits which is not cured (if deemed curable by the Company) within twenty (20) days of receipt of a written notice about such breach from the Company; (iii) a material breach of trust by the Consultant or embezzlement of funds of the Company or any Affiliate (as defined in Section 7.1 below) thereof; (iv) involvement of the Consultant’s Representatives’ in sexual harassment of any employee of the Company or other party in connection with the performance of the Services; or (v) causing grave injury to the business, assets, operations or reputation of the Company or any Affiliate thereof. Nothing herein shall derogate from the Company’s rights with respect to such termination for Cause including the right to set off damages against the Consultant’s Consulting Fees (as defined in Section 3.1 below.

2.3.	In the event of termination other than for Cause, the Consultant shall be entitled to any due and unpaid Consulting Fees, including for Services provided during the Notice Period (to the extent that it provides Services to the Company during the Notice Period).

3.	Consideration

3.1.	Consulting Fee

3.1.1.	In consideration for the Services rendered by the Consultant pursuant to this Agreement, the Company shall pay the Consultant a monthly fee, as follows:

3.1.1.1.	US$20,000 (plus VAT, if required by law) (the “Increased Consulting Fee”) commencing on the Effective Date; and

3.1.1.2.	A one-time signing bonus, in the gross amount of $51,000 which shall be paid by the Company together with the first monthly fee.

3.1.1.3.	All payments of Consulting Fees hereunder shall be made on the dates specified herein, within 10 days from, and subject to, receipt by the Company of a duly issued tax invoice(s) and receipt(s) by the Consultant for the amount due.

3.1.1.4.	The Consulting Fees are inclusive of any and all taxes, and the Consultant shall bear full responsibility for all tax obligations of any kind or nature relating (other than VAT), directly or indirectly, to the Consulting Fees and otherwise to the Services hereunder. To the extent that any such taxes may be imposed upon the Company, the Company may deduct such amounts from any payments due to the Consultant. The Company shall be entitled to withhold and deduct from payments due hereunder any and all amounts as may be required from time to time under any applicable law. VAT shall be charged on all amounts payable hereunder.

3.2.	Expenses. The Company shall reimburse Consultant for reasonable travel and business related expenses incurred in the course of performing Services hereunder subject to the provision of applicable receipts and invoices by the Consultant.

3.3.	Full Consideration

Other than (i) the Consulting Fees specified in Section 3.1 above, which consideration constitutes full consideration for the Services rendered hereunder, and (ii) the expenses reimbursement set forth in Section 3.2 above, Consultant will not be entitled to any other consideration for rendering the Services hereunder.

4.	Confidentiality, Proprietary Rights

4.1.	Confidentiality. Each Party shall keep all Confidential Information received by the other Party in strict confidence and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed the Confidential Information (as defined below) to any third party not authorized to view such Confidential Information. Each Party agrees not to use any Confidential Information disclosed to it and/or anyone on its behalf, by the other Party for any purpose other than to carry out the provision of this Agreement. Each Party agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of the other Party’s Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than agents of the other Party or persons to whom such other Party consents to such disclosure. Each Party shall assume full responsibility for enforcing this Agreement and shall take appropriate measures with its officers, employees, consultants, agents and other persons acting on its behalf to ensure that such persons are bound by a like covenant of confidentiality, including but not limited to, informing such party that such Confidential Information provided by the other Party shall not be disclosed except as provided herein. Each Party shall protect the Confidential Information received from the other Party with at least the same degree of care as it normally exercise to protect its own confidential information of a similar nature, but no less than a reasonable degree of care. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date hereof), including, but not limited to, information relating to business, product or service plans, customer lists, business forecasts, business methods and strategies, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing information and/or strategies to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that: (i) is in the other Party’s possession, not in connection with this Agreement, at the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of breach of this Agreement.

4.2.	Proprietary Rights. All documents, summaries, presentations, data, records, apparatus, equipment and other physical property, whether or not pertaining to the Confidential Information, furnished to a Party by the other Party, shall be owned by such disclosing Party.

4.3.	Assignment of Intellectual Property. To the extent Consultant, either alone or jointly with others, conceive, develop or reduce to practice any new inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws or other intellectual property (collectively, “Intellectual Property Rights”) which has been originally created by Consultant as a direct result of performance of the Services (but excluding, for the avoidance of doubt, any Intellectual Property Rights owned or otherwise retained by the Consultant, and/or any Derivatives thereof) (the “Company Inventions”), Consultant does hereby acknowledge that it is “work made for hire” for the benefit of Company, and shall remain the sole property of Company, and Consultant does hereby assigns all rights, titles and interest to such Company Invention to Company, and waives any right in connection therewith. “Derivatives” means a work of authorship or other development that is based on, derived from or extends, replaces, emulates, substitutes for, or exposes to third parties the functionalities of the Intellectual Property Right, or the documentation, such as a revision, enhancement, modification, improvement, translation, abridgement, compression, extension or expansion or any other form in which such work may be recast, applied, transformed or adopted.

5.	Relationship of Parties

5.1.	The Parties hereto hereby declare and approve, that this Agreement is a Contractors Agreement within the meaning of the Israeli Contractors Law – 1974 (the “Contractors Law”), and that nothing in this Agreement that shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or its Affiliates and the Consultant, and it is specifically clarified that with respect to the Services, no employer-employee relationship will be formed between the Company or its Affiliates and the Consultant, and the Consultant is not entitled to any social or other benefits resulting from employer-employee relationship. Notwithstanding the above, the Consultant hereby waives any right to a lien in accordance with Section 5 of the Contractors Law or any other law. The Consultant hereby acknowledges that the Company is relying upon the truthfulness and accuracy of the representations set forth in this Section 5.2 in engaging the Consultant.

5.2.	The Consultant shall indemnify the Company and its Affiliates, for any claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation, future or past, imposed upon the Company to pay any withholding tax payments regarding the Services, social security, unemployment or disability insurance or similar terms in connection with compensation received by the Consultant or, or which are based upon a stipulation by a competent judicial authority that an employer – employee relationship was created between the Company or its Affiliates and the Consultant and resulting from any act, omission or negligence on the Consultant’s and the Consultants’ Representatives part in the performance or failure to perform the scope of work under this Agreement.

5.3.	The Consultant acknowledges that the Consultant’s Representatives’ understood that the terms of this structure of the relationship between the Parties as an independent contractor.

5.4.	It is hereby clarified that any right granted to the Company to instruct and/or oversee the Services by the Consultant is granted in order to ensure the performance of the Services in full and not to imply or justify an employer -employee relationship between the Company and the Consultant or the Consultant’s Representatives’.

5.5.	The Consultant shall be responsible to pay any and all payments, salary, taxes and all other benefits and any amounts due to any relevant social security or similar authority with respect to its employees and/or the Services provided by it pursuant to this Agreement. The Consultant, hereby releases and forever discharges the Company and its Affiliates, from any and all claims, which it ever had, now has, or may claim to have against the Company and/or its Affiliates in connection with the existence of any employer - employee relationship between Company or its Affiliates and the Consultant.

5.6.	The Company will be entitled to deduct from and set off against amounts due to the Consultant pursuant to this Agreement and/or pursuant to any other agreement, law, or otherwise, any amounts, which the Consultant is required to pay the Company pursuant to this Agreement (including the Surplus Sum), any other agreement, any law, or otherwise.

6.	Warranties

The Parties represent and warrant to each other as follows:

6.1.	Such Party does not have currently and shall not have during the term of the provisions of the Services, any outstanding agreement or obligation that is or will be in conflict with any of the provisions of this Agreement, or that would preclude such Party from complying with the provisions hereof or otherwise restrict such Party’s ability to perform the Services in a reasonable manner.

6.2.	The execution and delivery of this Agreement, the performance of the Services and the fulfillment of the terms hereof will not: (a) constitute, in whole or in part, a default, violation or breach under or conflict in any way with any agreement, obligation, undertaking or commitment to which such Party is a party or by which it is bound, including without limitation, any confidentiality, invention assignment or non-competition agreement and (b) do not require the consent, permission or authorization of or notification to any person or entity.

6.3.	The Consultant shall comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, which are relevant to the performance of the Services or otherwise to consultants of the Company; all of which were provided to the Consultant in full.

6.4.	The Consultant shall not solicit or accept in connection with the performance of the Services or in connection with the Company, any gift, benefit, favor, loan, or any other thing of monetary value, from a person who is or is possibly connected, directly or indirectly, to either the business of the Company, a competitor of the Company or a potential competitor of the Company.

7.	Miscellaneous

7.1.	In this Agreement the term “Affiliate” shall mean, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes hereof, the term “control” means the power to direct the management or affairs of a person or entity through the ownership of voting securities, by contract, or otherwise.

7.2.	The preamble and the schedules hereto shall form an integral part of this Agreement. All headings of the Sections and Subsections of this Agreement are intended for convenience of reference and shall not be used in interpreting this Agreement.

7.3.	Assignment. Neither this Agreement nor any interest herein may be assigned by such Party without the prior written consent of the other Party.

7.4.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

7.5.	Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts/tribunals of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder.

7.6.	No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted thereunder must be in writing and shall be valid only in the specific instance in which given.

7.7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8.	Notices. Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice) and will be deemed given: (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail, return receipt requested, within seven (7) days of mailing; or (iii) if sent by facsimile or email with electronic confirmation of transmission, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

7.9.	Survival. The provisions of Sections 4, 5, 6 and 7 of this Agreement, shall continue and remain in full force and effect following the termination or expiration of this Agreement, for whatever reason.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

/s/ Oz Adler		/s/ Viki Hakmon /s/ Ronen Zalayet
SciSparc Nutraceuticals Inc.		Jeffs’ Brands Ltd.
By:	Oz Adler	By:	Viki Hacmon & Ronen Zalayet
Title:	Secretary	Title:	CEO & CFO

SCHEDULE A

Services

All undefined capitalized terms used herein shall have the meaning ascribed to such terms in the Consulting Agreement, to which this Schedule A is attached.

1.	General Services. The Consultant shall provide the following services relating to the management and maintenance of the Business:

a.	fulfillment of the Amazon.com conditions and ongoing communications with Amazon.com;

b.	management of campaigns and advertising on Amazon.com;

c.	inventory and advertising management;

d.	storage and shipment to the Amazon.com warehouse;

e.	updating Amazon.com lists; pictures and working with various designers;

f.	management of relevant keywords to provide for an ongoing update of Amazon.com lists; and

g.	Quarterly reports in the form agreed upon by the Company and the manager.

2.	Taxes. If any party making any payment on its behalf pursuant to this Schedule is required under any applicable law, regulation or government order to withhold or deduct any taxes or other governmental charges on any amounts payable under this Schedule, it shall withhold or deduct, and shall pay to the appropriate governmental authorities, all such taxes and other governmental charges.

VAT. All amounts mentioned in this Scheduled and the Agreement are exclusive of VAT, except as otherwise stated in this Schedule and the Agreement. Where applicable by law, the parties shall increase the amounts owed under this Schedule and the Agreement with VAT at the rate applicable. The parties will bear their own costs and are responsible for filing their own tax returns to comply with all applicable tax laws and regulations. In the event the parties agree to set-off amounts due under this Schedule and the Agreement, for the application of VAT reference is made to the value of the amounts under this Schedule and the Agreement before the set-off.